Exhibit 10.13
May 10, 2012

Mr. Gavin Hattersley
316 West Trillium Road
Mequon, Wisconsin 53092

Dear Gavin,

It is with great pleasure that I offer you the position of Chief Financial Officer, Molson Coors Brewing Company, reporting to me as soon as practicable.

Base Compensation: Your monthly base compensation will be $46,366, which represents an annualized amount of $556,400.

Annual Molson Coors Incentive Plan (MCIP): You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of Corporate and Individual Results Objectives on a fiscal year basis (i.e. January 1 to December 31). Your participation in the plan will commence on your first day of employment. The bonus target for your position is currently 75% of your eligible earnings. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs. Key highlights and specific terms of this program are located in the program brochure.

Long-Term Incentive: You are eligible to participate in the Molson Coors Long-Term Incentive (LTI) Plan according to your grade level in the Company. The current annual LTI target for your role is $1 million. The annual target LTI value is reviewed on an annual basis and set by the Board of Directors. The annual grant of LTI is based on the manager's assessment of individual performance to determine the participation and level of grant within a determined range.

You will receive two special long-term incentive awards,to be granted on the first trading day of the month following the effective date of this role, as follows:

•
A grant valued at $250,000, consisting of one-half Molson Coors restricted stock units and one-half Molson Coors stock options (based on the grant date Black-Scholes value), vesting in two equal annual installments on the first and second anniversaries of the grant date; and

•
A grant valued at $500,000, consisting of one-half Molson Coors restricted stock units and one-half Molson Coors stock options (based on the grant date Black-Scholes value), where the RSUs vest in full on the third anniversary of the grant date, and the stock options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package.  Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTI component of pay are typically reviewed annually and may be modified.

Benefits: You will be eligible to participate in the Molson Coors Benefit plan, details of which will be shared with you upon your commencement of employment. The benefit plan includes comprehensive coverage in Medical, Dental, Short and Long Term Disability, Group Life Insurance and Accident Insurance effective on your date of hire.  You will also be immediately eligible to participate in the 401(k) plan upon your date of hire.

Vacation: You will be eligible to receive 200 hours of paid vacation per calendar year, which will be prorated for your year of hire.

Transportation Benefit: Molson Coors is currently offering a free RTD EcoPass for your public transportation needs and pre-tax parking funds to help off-set some of the transportation costs you may incur. Your position entitles you to $100. You will receive enrollment instructions in your new packet.

Executive Financial Planning: You are eligible for a maximum reimbursement of $10,000 per year to cover financial and tax planning. This amount is paid to you in equal monthly installments.

Executive Life Insurance: You will be provided with life insurance for four times your base pay (details of the benefit are attached). This is in addition to the two times life insurance that you may elect under our annually enrollment as part of our employee benefits program.

Relocation: The Company will cover your relocation costs pursuant to the Company’s US relocation policy, including a guaranteed buyout offer on your Chicago-area home.

Details will be forthcoming from our Relocation Consultant. Upon your acceptance of this offer, a Relocation Consultant will be assigned to assist you in finding your permanent and temporary living accommodations. In order to receive the full benefits of the relocation policy, do not make contact with a real estate agent in either the old or new location before speaking with your Relocation Consultant (do not execute a listing agreement or a home purchase contract).

Your service at MillerCoors and its predecessors will be treated as Molson Coors service for purpose of Company programs that take into account seniority or years of service.

Your acceptance of this offer serves as acknowledgement that the Company has paid or will pay certain expenses resulting from your relocation. In exchange for the payment of such expenses, you agree that, if you voluntarily terminate your employment with the Company within 24 months after your hire date, you will repay the Company for any relocation expenses it advanced or paid on your behalf.

In the event it is necessary to reclaim any relocation benefit payments, you understand that you have authorized the Company to set off the amount(s) you owe against any compensation or other sums the Company owes you. If such deductions are not sufficient to cover the full amount of the sign-on bonus or relocation benefit payments, you promise to pay to the company the remaining balance within 10 working days of your departure from Molson Coors Brewing Company.

Your appointment, which has been approved by our Board of Directors, is contingent upon closing of the StarBev transaction. The terms of your appointment as set forth in this letter are subject to approval by the Compensation and Human Resources Committee. As is customary, the offer also is contingent upon the successful completion of a pre-employment drug screen and an acceptable background verification report. In addition, should you accept this offer; you will be required, on or about your commencement date, to sign a Company non-compete and confidentiality agreement. You will also be required to complete the Molson Coors Brewing Company Code of Business Ethics and Conduct Program and a Form I-9 verifying your identity and employment eligibility.

We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right. This “at-will” relationship may not be modified except in writing signed by the Global Chief People Officer of Molson Coors Brewing Company. Finally, Molson Coors Brewing Company reserves the right to modify its policies and the terms of your employment as it deems appropriate.

We look forward to your joining Molson Coors Brewing Company.

Sincerely,

/s/ Peter Swinburn
Peter Swinburn
Chief Executive Officer

cc: Sam Walker

Please acknowledge your acceptance of this offer by signing below and returning this letter along with the completed new hire forms in the enclosed envelope by May 15, 2012.

Offer Accepted: /s/ Gavin Hattersley
Gavin Hattersley

Date: May 10, 2012